Exhibit 3.3


FILED C3748-87
FEB 08 2001
IN THE OFFICE OF
/S/ Dean Heller
DEAN HELLER SECRETARY OF STATE


                        ARTICLES OF SHARE EXCHANGE FOR
                 PACIFIC WEBWORKS, INC., A NEVADA CORPORATION

      Pursuant to the provisions of Section 92A.200 of the Nevada Revised Statutes, Pacific WebWorks, Inc., a Nevada corporation (the "Corporation") and Logio, Inc., a Nevada corporation ("Logio"), hereby adopts and files the following Articles of Share Exchange:

      FIRST: The name and place of incorporation of each corporation which is a party to this share exchange is as follows:

NAME                                                   PLACE OF INCORPORATION
Pacific WebWorks, Inc. (the acquiring corporation)     Nevada
Logio, Inc. (the acquired corporation)                 Nevada

      SECOND: The Agreement and Plan of Reorganization (the "Plan") governing the share exchange between the Corporation and Logio, has been adopted by the Boards of Directors of the Corporation and Logio.

      THIRD: Logio has 18,425,828 shares of common stock issued, outstanding and entitled to vote on the share exchange. At a meeting of the shareholders of Logio held January 31, 2001 the owners of 11,060,733 common shares voted in favor of the Plan. The number of votes cast for the Plan was sufficient for approval of the Plan.

      FOURTH: Stockholder approval of the Plan by the stockholders of Pacific is not required pursuant to NRS 92A.130 1(b).

      FIFTH: The complete executed Plan is on file at the registered office or other place of business of the Corporation.

      SIXTH: A copy of the Plan will be furnished by the Corporation, on request and without cost, to any shareholder of either corporation which is a party to the share exchange.

      SEVENTH:  The share exchange is effective upon filing.

      DATED this 2nd of February, 2001.


PACIFIC WEBWORKS, INC., a Nevada corporation


/s/ Christian Larsen
________________________________________
Christian Larsen, President


/s/ Tom Eldredge
________________________________________
Tom Eldredge, Secretary

LOGIO, INC., a Nevada corporation


/s/ Kenneth W. Bell
________________________________________
Kenneth W. Bell, President



/s/ Tom Eldredge
________________________________________
Tom Eldredge, Secretary